Exhibit 11 - Computation of Earnings Per Share

Earnings Per Share (EPS), presented below is the calculation of basic and diluted EPS for the Company for the six months ended June 30, 2000 and 1999.

                                                                2000                 1999*
                                                            ---------------------------------
Income before minority interest                             $11,010,914           $ 9,176,830
Less:   minority interest                                         3,712                 3,712
                                                            -----------           -----------
Net income                                                  $11,007,202           $ 9,173,118

Weighted average shares outstanding                          18,770,580            19,333,306
Plus: effect of stock options as dilutive securities             62,092               158,264
                                                            -----------           -----------
Adjusted weighted average shares assuming dilution           18,832,672            19,491,570

EPS - Basic                                                 $      0.59           $       .47
EPS - Diluted                                               $      0.58           $       .47


*     Adjusted for the 2-1 stock split, effective October 1999.